Exhibit 5.1 Calfee, Halter & Griswold LLP Attorneys at Law The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1607 216.622.8200 Phone 216.241.0816 Fax www.calfee.com

January 15, 2014

LNB Bancorp, Inc.

457 Broadway

Lorain, Ohio 44052

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for registration of the resale by certain selling shareholders of LNB Bancorp, Inc., an Ohio corporation (the “Company”), identified in the Registration Statement (the “Selling Shareholders”) of 367,321 common shares, $1.00 par value per share (the “Common Shares”), of the Company, including the associated rights (each, a “Right”) to purchase Series A Voting Preferred Shares of the Company, which are attached to all common shares of the Company issued, pursuant to the Rights Agreement dated as of October 25, 2010 (the “Rights Agreement”) between the Company and Registrar and Transfer Company, as Rights Agent (the “Rights Agent”). The Common Shares were issued pursuant to a Common Shares Purchase Agreement, dated as of December 12, 2013 (the “Common Shares Purchase Agreement”), by and among the Company and certain investors party thereto.

We are acting as counsel for the Company in connection with the registration for resale of the Common Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon the Common Shares Purchase Agreement, records of meetings of the Board of Directors of the Company (the “Board”) and committees thereof as provided to us by the Company, the Second Amended Articles of Incorporation and Amended Code of Regulations of the Company, each as restated and/or amended to date, the Rights Agreement and such other documents, records and matters of law as we have deemed necessary or advisable for purposes of the opinions expressed herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents. We also have assumed that the Rights Agreement is the valid and legally binding obligation of the Rights Agent thereunder.

Our opinions set forth below with respect to the Rights are limited to the extent that enforceability of the Rights may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity and the limits of specific performance and injunctive relief (regardless of whether enforceability is considered in a proceeding in equity or at law).

In addition, with respect to our opinions set forth regarding the Rights, (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) we assume that the members of the Board acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (iii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Ohio and the federal laws of the United States of America. To the extent that any other laws govern the matters as to which we are opining herein, we have assumed that such laws are identical to the state laws of the State of Ohio, and we are expressing no opinion herein as to whether such assumption is reasonable or correct.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (1) the Common Shares to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and nonassessable and (2) the Rights attached to the Common Shares constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

It is understood that this opinion is to be used only in connection with the offer and sale of the Common Shares and the Rights attached to the Common Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP

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